Exhibit 21.1 – List of Subsidiaries

List of Subsidiaries

The following is a list of all of the subsidiaries of Greenwood Hall, Inc., a Nevada corporation:

•	PCS Link, Inc. d/b/a Greenwood & Hall, Inc. a California corporation